TREDEGAR REPORTS FIRST-QUARTER 2017 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--May 2, 2017--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first-quarter financial results for the period ended March 31, 2017.
First quarter 2017 net income was $3.7 million ($0.11 per share) compared with net income of $7.3 million ($0.22 per share) in the first quarter of 2016. Net income from ongoing operations, which excludes the special items shown in the table below, was $6.0 million ($0.18 per share) in the first quarter of 2017 compared with $7.5 million ($0.23 per share) in the first quarter of 2016. A reconciliation of net income, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2017 and 2016, is shown below:

(in millions, except per share data)	Three Months Ended March 31,
	2017	2016
Net income as reported under GAAP	$3.7	$7.3
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.7
(Gains) losses from sale of assets and other	1.7	(0.5)
Net income from ongoing operations *	$6.0	$7.5

Earnings per share as reported under GAAP (diluted)	$0.11	$0.22
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.02	0.02
(Gains) losses from sale of assets and other	0.05	(0.01)
Earnings per share from ongoing operations (diluted) *	$0.18	$0.23
* See Notes to the Financial Tables in this press release for further details regarding the special items that reconcile net income to net income from ongoing operations and earnings per share to earnings per share from ongoing operations.

Highlights for first quarter 2017 include:

•
Operating profit from ongoing operations for Bonnell Aluminum of $9.8 million (including $0.9 million associated with Futura since it was acquired) was $2.3 million higher than the first quarter of 2016

•	Operating profit from ongoing operations for PE Films of $9.0 million was $1.2 million lower than the first quarter of 2016

•	Operating loss from ongoing operations for Flexible Packaging Films was $2.0 million, which was unfavorable by $4.0 million versus the operating profit generated in the first quarter of 2016

John D. Gottwald, Tredegar’s president and chief executive officer, said, “Earnings were down for the quarter compared to last year primarily due to continued volatile results for Terphane, which has been impacted by industry excess capacity and a poor economic environment in Brazil. In our personal care business unit, we’re encouraged that our product development efforts are delivering new materials that we believe will be value-enhancing for our customers. Our surface protection business unit beat prior year results. We remain focused on expanding our customer base.”
Mr. Gottwald further stated, “Our aluminum extrusions business had another quarter of significant profit growth. The acquisition of Futura brings product and geographic diversification as well as a strong management team. We’re excited about its prospects for adding to future profit growth.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of first-quarter operating results from ongoing operations for PE Films is provided below:

			Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	First Quarter
	2017	2016
Sales volume (lbs)	35,056	37,886	(7.5)%
Net sales	$86,411	$88,481	(2.3)%
Operating profit from ongoing operations	$9,031	$10,235	(11.8)%
First-Quarter Results vs. Prior Year First Quarter Results
Net sales (sales less freight) in the first quarter of 2017 decreased by $2.1 million versus 2016 primarily due to:

•	Volume reductions from the winding down of lost business ($3.8 million), which was substantially completed by the end of 2016;

•	An increase in surface protection films revenue ($1.4 million) primarily due to a stronger LCD market and improved sales mix; and

•	Higher net volume for other personal care materials ($0.3 million).
Operating profit from ongoing operations in the first quarter of 2017 decreased by $1.2 million versus the first quarter of 2016 primarily due to:

•
Lower contribution to profits from known lost business and product transitions in personal care ($1.3 million), partially offset by higher contribution to profits from surface protection films ($0.5 million), primarily due to a favorable sales mix;

•	The favorable lag in the pass-through of average resin costs of $0.2 million in the first quarter of 2017 versus the favorable lag of $0.7 million in 2016; and

•
Realized cost savings of $0.4 million associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films (“North American facility consolidation”), partially offset by production inefficiencies in personal care ($0.2 million).

The North American facility consolidation is expected to be completed in the second half of 2017. Once complete, annualized pretax cash cost savings are expected to be approximately $5-6 million. Total pretax cash expenditures for this multi-year project are expected to be approximately $17 million (which includes $11 million of capital expenditures), of which $14.1 million has been spent as of March 31, 2017.
The surface protection operating segment of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
As previously discussed, the Company believes that over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes or materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In response, the Company is aggressively pursuing new surface protection products, applications and customers.

The Company continues to anticipate a significant additional product transition in its personal care business after 2018 that could possibly have an adverse impact on ongoing operating profit, but the impact, if any, is uncertain at this time. The competitive dynamics in the personal care business require continuous development of new materials for customers, which include the leading global and regional personal care producers.  The product development process for personal care materials, which spans from idea inception to product commercialization, is typically 24 to 48 months.
R&D spending in PE Films has increased significantly over the past several years, and was approximately $12 million in 2014, $16 million in 2015 and $19 million in 2016. R&D spending in 2017 is projected to be comparable to 2016.
Amounts estimated for the expected impact on future profits of lost business and product transitions are provided on a stand-alone basis and do not include any potential offsets such as sales growth, cost reductions or new product developments.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $4.3 million in the first three months of 2017 compared to $6.3 million in the first three months of 2016. PE Films currently estimates that total capital expenditures in 2017 will be $30 million, including approximately $10 million for routine capital expenditures required to support operations. Capital spending for strategic projects in 2017 includes capacity expansion for elastics and acquisition distribution layer materials, in addition to other growth and strategic projects. Depreciation expense was $3.5 million in the first three months of 2017 and $3.4 million in the first three months of 2016. Depreciation expense is projected to be $15 million in 2017.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of first quarter operating results from ongoing operations for Terphane is provided below:

			Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	First Quarter
	2017	2016
Sales volume (lbs)	22,062	20,662	6.8%
Net sales	$26,710	$26,377	1.3%
Operating profit (loss) from ongoing operations	$(1,998)	$2,032	NA
First-Quarter Results vs. Prior Year First Quarter Results
Sales volume improved by 6.8% in the first quarter of 2017 compared with the first quarter of 2016 primarily due to higher demand, primarily in its markets outside of Brazil. Net sales in the first quarter of 2017 increased 1.3% versus the first quarter of 2016 due to higher sales volume partially offset by lower prices in a competitive market and a less favorable sales mix.
Terphane had an operating loss from ongoing operations in the first quarter of 2017 of $2.0 million versus an operating profit from ongoing operations in the first quarter of 2016 of $2.0 million. The resulting unfavorable change of $4.0 million for the period was primarily due to:

•
Lower margins from competitive pricing pressures that primarily relate to ongoing excess global capacity in the industry, particularly in Latin America, unfavorable economic conditions in Brazil, and inefficiencies from lower-than-planned production, partially offset by higher volume (net unfavorable impact of $1.0 million);

•
Foreign currency transaction losses of $0.3 million in the first quarter of 2017 versus $1.7 million of losses in the first quarter of 2016, associated with U.S. dollar denominated export sales in Brazil;

•	The unfavorable lag in the pass-through of raw material costs of $1.2 million in the first quarter of 2017 versus the favorable lag of $1.0 million in 2016; and

•
Higher costs and expenses of $2.2 million primarily related to the adverse impact of high inflation in Brazil and the appreciation by approximately 24% of the average exchange rate for the Brazilian Real relative to the U.S. Dollar.

The Company expects Terphane’s future operating results to continue to be volatile until industry capacity utilization and the Brazilian business environment improve.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $0.5 million in the first three months of 2017 compared to $0.7 million in the first three months of 2016. Terphane currently estimates that total capital expenditures in 2017 will be approximately $4 million, including $3 million for routine capital expenditures required to support operations. Depreciation expense was $1.9 million in the first three months of 2017 and $1.5 million in the first three months of 2016. Depreciation expense is projected to be $7 million in 2017. Amortization expense was $0.7 million in the first three months of 2017 and $0.7 million in the first three months of 2016, and is projected to be $3 million in 2017.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA, Inc. and Futura Industries Corporation (“Futura”), produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets.
On February 15, 2017, Bonnell Aluminum acquired Futura on a net debt-free basis for approximately $92 million. The amount actually funded in cash at the transaction date was approximately $87.0 million, which was net of preliminary closing adjustments for working capital and seller transaction-related obligations assumed and subsequently paid by Bonnell Aluminum. The Company may be refunded up to $5 million if Futura does not meet certain performance requirements for the 2017 fiscal year. The acquisition, which was funded using Tredegar’s secured revolving credit agreement, is being treated as an asset purchase for U.S. federal income tax purposes.
Futura, headquartered in Clearfield, Utah, with a national sales presence and particular strength in the western U.S., designs and manufactures a wide range of extruded aluminum products, including branded flooring trims and TSLOTSTM, as well as OEM (original equipment manufacturer) components for truck grills, solar panels, fitness equipment and other applications.
A summary of first-quarter results from ongoing operations for Aluminum Extrusions, including the results of Futura since its date of acquisition, is provided below:

			Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	First Quarter
	2017	2016
Sales volume (lbs)	44,970	41,468	8.4%
Net sales	$99,599	$85,474	16.5%
Operating profit from ongoing operations	$9,829	$7,499	31.1%

First-Quarter Results vs. Prior Year First Quarter Results
Net sales in the first quarter of 2017 increased versus 2016 primarily due to the addition of Futura. Futura contributed net sales of $8.3 million in the first quarter of 2017 for the 40-day period included in Tredegar’s results. Excluding the impact of Futura, net sales were higher due to improved sales volume (up 2.2%) and an increase in average selling prices due to the pass-through to customers of higher market-driven raw material costs.
Higher volume on an organic basis, which had a positive impact on sales of $2.2 million, was primarily in the automotive market (reflecting continued growth in the use of aluminum in the automotive sector) and specialty markets.  The Company believes lower sales volume experienced for aluminum extrusions used in the building and construction market was primarily due to downtime from upgrades made on a paint line that serves this market. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $4.4 million.
Operating profit from ongoing operations in the first quarter of 2017 increased by $2.3 million in comparison to the first quarter of 2016. Excluding the favorable profit impact of Futura ($0.9 million), operating profit from ongoing operations increased $1.4 million as a result of higher sales volume ($0.4 million) and operational efficiencies ($1.0 million).
Cast House Explosion
On June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department, resulting in injuries to five employees. The explosion caused significant damage to the cast house and related equipment. The Company is in the process of replacing the damaged casting equipment and expects the cast house to be back in production by the end of the second quarter of 2017. The Newnan plant is currently sourcing raw materials for its extrusion process from other Bonnell plants and from third party vendors. Bonnell Aluminum has various forms of insurance to cover losses associated with this type of event.
During the first quarter of 2017, Bonnell incurred $2.0 million of additional expenses associated with the explosion, and $1.6 million of this amount has been fully offset by anticipated insurance recoveries. Insurance recoveries for the remaining $0.4 million is not assured and are included in “Plant shutdowns, asset impairments, restructurings and other” in the Net Sales and Operating Profit by Segment and in “Cost of goods sold” in the Condensed Consolidated Statements of Income. As the insurance recovery process progresses, additional insurance recoveries are expected.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $8.0 million in the first quarter of 2017 (including $0.4 million associated with Futura since it was acquired), compared to $0.9 million in the first quarter of 2016. Capital expenditures are projected to total $23 million in 2017, including approximately $9 million to complete the extrusions capacity expansion project at the Niles, Michigan plant, expenditures to fix the damage caused by the cast house explosion net of related insurance recoveries (facility upgrades of approximately $2 million will not be covered by insurance reimbursements), $9 million for routine items required to support legacy operations, and $2 million to support the operations of Futura. Depreciation expense was $2.4 million in the first quarter of 2017, which included $0.3 million from the addition of Futura, compared to $2.0 million in the first quarter of 2016, and is projected to be $13 million in 2017. Amortization expense was $0.5 million in the first quarter of 2017, which included $0.2 million from the addition of Futura, and $0.3 million in the first quarter of 2016, and is projected to be $3 million in 2017.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $2.6 million in the first three months of 2017, a favorable change of $0.2 million from the first three months of 2016. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.4 million in 2017. Corporate expenses, net, decreased in 2017 versus 2016 primarily due to lower pension expense and stock-based employee benefit costs.
Interest expense was $1.2 million in the first three months of 2017 in comparison to $1.1 million in the first three months of 2016. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the Company’s revolving credit agreement that was refinanced in the first quarter of 2016.
The effective tax rate used to compute income tax expense from continuing operations was 39.5% in the first three months of 2017, compared to 30.6% in the first three months of 2016. The effective tax rate from ongoing operations comparable to the earnings reconciliation table on page 1 was 39.2% for the first three months of 2017 versus 32.9% in 2016. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2017 and 2016 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”).
CAPITAL STRUCTURE
Total debt was $193.0 million at March 31, 2017, compared to $95.0 million at December 31, 2016. Net debt (debt in excess of cash and cash equivalents) was $164.1 million at March 31, 2017, compared to $65.5 million at December 31, 2016. The increase in debt was substantially due to the acquisition of Futura, which was funded using borrowings under the Company’s secured revolving credit agreement. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (d) in the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following: we have an underfunded defined benefit (pension) plan to which we will be required to make contributions; our performance is influenced by costs incurred by our operating companies, including, for example, the cost of raw materials and energy; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our consolidated financial condition, results of operations and cash flows; we may not be able to successfully identify, complete or integrate strategic acquisitions; acquired businesses, including Futura, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including Futura, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales associated with its top five customers, the largest of which is The Procter & Gamble Company, and the loss or significant reduction of sales associated with one or more of these customers could have a material adverse effect on our business; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; the failure of PE Films’ customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact its sales and operating margins; uncertain economic conditions in Brazil could adversely impact the financial condition, results of operations and cash flows of Flexible

Packaging Films; an impairment on our long-lived intangible assets, including goodwill, could have a material non-cash impact on our results of operations; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (“the SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2016 Annual Report on Form 10-K, as amended, filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2016 sales of $828 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Sales	$221,026	$207,333
Other income (expense), net (a)(b)	3,286	770
	224,312	208,103

Cost of goods sold (a)	181,848	163,053
Freight	8,306	7,001
Selling, R&D and general expenses (a)	25,052	24,839
Amortization of intangibles	1,241	956
Interest expense	1,180	1,085
Asset impairments and costs associated with exit and disposal activities, net of adjustments (a)	564	672
	218,191	197,606
Income before income taxes	6,121	10,497
Income taxes (c)(e)	2,418	3,216
Net income	$3,703	$7,281

Earnings per share:
Basic	$0.11	$0.22
Diluted	$0.11	$0.22

Shares used to compute earnings per share:
Basic	32,920	32,654
Diluted	32,957	32,654

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net Sales
PE Films	$86,411	$88,481
Flexible Packaging Films	26,710	26,377
Aluminum Extrusions	99,599	85,474
Total net sales	212,720	200,332
Add back freight	8,306	7,001
Sales as shown in the Condensed Consolidated Statements of Income	$221,026	$207,333

Operating Profit (Loss)
PE Films:
Ongoing operations	$9,031	$10,235
Plant shutdowns, asset impairments, restructurings and other (a)	(2,068)	(1,135)
Flexible Packaging Films:
Ongoing operations	(1,998)	2,032
Plant shutdowns, asset impairments, restructurings and other (a)	—	—
Aluminum Extrusions:
Ongoing operations	9,829	7,499
Plant shutdowns, asset impairments, restructurings and other (a)	(4,341)	(7)
Total	10,453	18,624
Interest income	74	37
Interest expense	1,180	1,085
Gain (loss) on investment accounted for under fair value method (b)	3,300	800
Stock option-based compensation costs	3	(37)
Corporate expenses, net (a)	6,523	7,916
Income before income taxes	6,121	10,497
Income taxes (c)(e)	2,418	3,216
Net income	$3,703	$7,281

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash & cash equivalents	$28,864	$29,511
Accounts & other receivables, net	121,031	97,388
Income taxes recoverable	4,668	7,518
Inventories	76,473	66,069
Prepaid expenses & other	8,317	7,738
Total current assets	239,353	208,224
Property, plant & equipment, net	302,658	260,725
Goodwill & other intangibles, net	191,564	151,423
Other assets	34,092	30,790
Total assets	$767,667	$651,162
Liabilities and Shareholders’ Equity
Accounts payable	$94,123	$81,342
Accrued expenses	37,283	38,647
Total current liabilities	131,406	119,989
Long-term debt	193,000	95,000
Deferred income taxes	21,181	21,110
Other noncurrent liabilities	103,277	104,280
Shareholders’ equity	318,803	310,783
Total liabilities and shareholders’ equity	$767,667	$651,162

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income	$3,703	$7,281
Adjustments for noncash items:
Depreciation	7,721	6,952
Amortization of intangibles	1,241	956
Deferred income taxes	(1,665)	306
Accrued pension income and post-retirement benefits	2,632	2,891
(Gain)/loss on investment accounted for under the fair value method	(3,300)	(800)
(Gain)/loss on asset impairments and divestitures	50	256
Net (gain)/loss on sale of assets	164	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(11,942)	(2,489)
Inventories	535	1,535
Income taxes recoverable/payable	2,887	1,937
Prepaid expenses and other	305	(824)
Accounts payable and accrued expenses	1,652	(13,585)
Pension and postretirement benefit plan contributions	(917)	(156)
Other, net	553	457
Net cash provided by operating activities	3,619	4,717
Cash flows from investing activities:
Capital expenditures	(12,718)	(7,974)
Acquisition	(87,038)	—
Proceeds from the sale of assets and other	31	676
Net cash used in investing activities	(99,725)	(7,298)
Cash flows from financing activities:
Borrowings	122,000	17,250
Debt principal payments	(24,000)	(14,250)
Dividends paid	(3,635)	(3,606)
Debt financing costs	—	(2,450)
Proceeds from exercise of stock options and other	695	(118)
Net cash used in financing activities	95,060	(3,174)
Effect of exchange rate changes on cash	399	1,621
Decrease in cash and cash equivalents	(647)	(4,134)
Cash and cash equivalents at beginning of period	29,511	44,156
Cash and cash equivalents at end of period	$28,864	$40,022

Notes to the Financial Tables
(Unaudited)
(a) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the first quarter of 2017 and 2016 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the first quarter of 2017 include:

•
Pretax charges of $3.3 million related to the acquisition of Futura i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura(included in “Cost of goods sold” in the condensed consolidated statements of income ), and ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expense” in the condensed consolidated statements of income);

•
Pretax charges of $1.7 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $1.4 million and by Bonnell of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income );

•
Pretax charges of $0.4 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes excess production costs of$0.3 million (included in “Cost of goods sold” in the consolidated statements of income) for which recovery from insurance carriers is not assured, and legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.2 million, asset impairments of $0.1 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million ($0.2 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million associated with a business development project (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in Corporate (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment).

Plant shutdowns, asset impairments, restructurings and other items in the first quarter of 2016 include:

•
Pretax charges of $1.1 million associated with the consolidation of domestic PE Films manufacturing facilities, which includes severance and other employee-related costs of $0.3 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income), asset impairments of $0.2 million and other facility consolidation-related expenses of $0.5 million ($0.4 million included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.4 million associated with a business development project (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment).

(b) Unrealized gains on the Company’s investment in kaleo, Inc. (“kaléo”) of $3.3 million and $0.8 million were recognized in the first quarter of 2017 and 2016, respectively. The change in the estimated fair value of the Company’s holding in kaléo in the first three months of 2017 and 2016 was primarily attributed to favorable adjustments in the fair value for the passage of time associated with achieving product development and commercialization milestones that are discounted at 45% for their high degree of risk.

(c)
Income taxes in the first three months of 2017 and 2016 included the partial reversal of a valuation allowance of less than $0.1 million and $0.1 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years.

(d)	Net debt is calculated as follows:

(in millions)	March 31,	December 31,
	2017	2016
Debt	$193.0	$95.0
Less: Cash and cash equivalents	28.9	29.5
Net debt	$164.1	$65.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(e) Tredegar’s presentation of net income (loss) and earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three months ended March 31, 2017 and 2016 are shown below in order to show the impact on the effective tax rate:

(in millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2017	(a)	(b)		(b)/(a)
Net income reported under GAAP	$6.1	$2.4	$3.7	39.5%
Losses associated with plant shutdowns, asset impairments and restructurings	0.9	0.3	0.6
Losses from sale of assets and other	2.8	1.1	1.7
Net income from ongoing operations	$9.8	$3.8	$6.0	39.2%
Three Months Ended March 31, 2016
Net income (loss) reported under GAAP	$10.5	$3.2	$7.3	30.6%
Losses associated with plant shutdowns, asset impairments and restructurings	1.1	0.4	0.7
Losses from sale of assets and other	(0.4)	0.1	(0.5)
Net income from ongoing operations	$11.2	$3.7	$7.5	32.9%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com